EXHIBIT (10j)

                        PURCHASE AND ASSUMPTION AGREEMENT

         THIS PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into this 27th day of February, 1996, by and between International Bank of Commerce, a Texas state-chartered banking association with its principal place of business in Laredo, Texas ("PURCHASER"), River Valley Bank, F.S.B., a federal savings bank with its principal place of business in Weslaco, Texas and which has branches in Brownsville, Harlingen and McAllen ("SELLER"), and which is a wholly-owned subsidiary of Western Capital Holdings, Inc. ("HOLDING COMPANY"), and HOLDING COMPANY.

                                    RECITALS

         WHEREAS, SELLER has determined to sell certain assets and discontinue its banking operations; and

         WHEREAS, PURCHASER is interested in acquiring certain assets and assuming certain liabilities of SELLER in accordance with the terms and conditions of this Agreement;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises herein set forth and other valuable consideration, SELLER and PURCHASER hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         In addition to the definitions set forth elsewhere in this Agreement, the following terms have the indicated meanings for the purposes of this
Agreement:

         "ACCOUNT" means a deposit account relationship with a customer of SELLER at the time of Closing;

         "ACCRUED INTEREST" on any Deposits at any date means interest that is accrued on such Deposits to and including such date and not yet credited to such deposit Accounts;

         "AFFILIATE" has the meaning set forth in Section 2 of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841;

         "ASSUMED DEPOSITS" as of the Closing Date, means all Deposits of SELLER existing on the Closing Date which pursuant to law and the respective depositor agreement may be transferred to PURCHASER, together with all Accrued Interest thereon as of the Closing Date as set forth in the ASSUMED DEPOSITS SCHEDULE, which Assumed Deposits Schedule shall be amended and updated as of Closing;

         "ASSETS" has the meaning given in Section 2.1 hereof;

         "BOOK VALUE", with respect to any Liabilities or any Asset or group of Assets, means the accurate dollar amount reflected on the books and records of SELLER as of the Closing Date, after adjustment for differences

                                        1

or offsets in accounts, suspense items, unposted debits and credits, depreciation, reserves and other similar adjustments or corrections all in accordance with generally accepted accounting principles and regulatory accounting principles; provided, however, the Book Value of the Loans, as hereinafter defined, shall be deemed to be the market value established by Sandler O'Neill, as hereinafter defined, pursuant to the pricing formulas set forth in the "BOOK VALUE" SCHEDULE attached hereto;

         "BUSINESS DAY" shall mean any day other than a Saturday or a Sunday upon which general business is conducted by PURCHASER;

         "CLOSING" refers to the meeting on the Closing Date whereat the executed Closing Documents will be delivered to the respective parties;

         "CLOSING DATE" refers to the second to the last Business Day of the month during which the last of all necessary regulatory approvals are received, including the expiration of any mandatory waiting periods, unless such approval date, including the waiting period, is after the 25th day of a calendar month, in which event the Closing Date refers to the second to the last Business Day of the following month, unless otherwise mutually agreed by the parties hereto;

         "CLOSING DOCUMENTS" has the meaning given in Article VI;

         "CONTRACT" refers to any contracts, agreements and leases, including automatic renewals thereof, (other than items which constitute Loans) (i) entered into by SELLER, acceptable to PURCHASER and specified on the "CONTRACT" SCHEDULE attached hereto or (ii) entered into by SELLER after the Review Date, a copy of which has been delivered to PURCHASER on or before the fifteenth (15th) day prior to Closing and accepted by PURCHASER;

         "DEPOSIT" means a deposit, as defined in 12 U.S.C. Section 1813(1), including, without limitation, all demand deposits, NOW accounts, time deposits, savings deposits, money market accounts, special deposits, savings account certificates, individual retirement accounts, checks deposited for collection and uncollected items included in the depositors' balances and credited on the books of SELLER;

         "DEPOSIT PREMIUM" means an amount equal to five percent (5%) of the amount of the Assumed Deposits transferred to PURCHASER upon the Closing to be credited to SELLER in the manner set forth in Section 2.1;

         "DUE FROM ACCOUNTS" means receivables from banks and any accrued interest thereon computed to and including the Closing Date, including cash items in the process of collection, approved by PURCHASER in its reasonable discretion and included on THE DUE FROM ACCOUNTS SCHEDULE, which DUE FROM ACCOUNTS SCHEDULE shall be amended and updated as of Closing;

         "EMPLOYEE" means any employee employed by SELLER as of the Closing, including, without limitation, those employees on medical leave, family leave, military leave or personal leave;

         "ENVIRONMENTAL LAWS" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or

                                        2

employee health or safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and
(iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom;

         "ERISA" has the meaning given in Section 3.1M;

         "EXECUTION DATE" means the date on which this Agreement is fully executed by all parties;

         "FACILITIES" means any premises of SELLER where banking operations are conducted included in the "OWNED REAL PROPERTY" SCHEDULE attached hereto;

         "FDIC" means the Federal Deposit Insurance Corporation;

         "FEDERAL AGENCY" means the FDIC, the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision;

         "FINAL CLOSING STATEMENT" means the actual balance sheet of SELLER as of 12:01 a.m. Weslaco, Texas time, on the day following the Closing Date, prepared by SELLER on or before the Reconciliation Date in accordance with SELLER's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to reflect amounts prorated hereunder). The Final Closing Statement shall be in a form substantially similar to that attached hereto as APPENDIX "A;"

         "FINANCIAL STATEMENTS" has the meaning given in Section 3.1.U;

         "FIXED ASSETS" means all Owned Real Property and Furniture, Fixtures and Equipment described in those respective Schedules, unless PURCHASER rejects said asset due to SELLER's inability to meet any condition or conditions set forth herein related to said asset;

         "FEDERAL FUNDS RATE" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) that is the weighted mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, Southwestern Edition, in effect on the preceding day;

         "FRB" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of Dallas, whichever is appropriate in the context or pursuant to applicable law;

         "FURNITURE, FIXTURES AND EQUIPMENT" or "PERSONAL PROPERTY" refers to all furniture, fixtures and equipment owned or leased by SELLER as of the Closing Date that are located in or necessary for the conduct of business in the ordinary course at the offices of SELLER, including its branches, and also includes all ATMs and security devices and systems on the premises of SELLER as well as all signage, artwork and other personal

                                        3

property owned by SELLER situated in, affixed to or used in connection with SELLER's business, except for the two automobiles, artwork, furniture and the equipment and software related to the Electronic-Mail, Phone System and Voice Mail System at the administrative offices of SELLER located at 4316 N. 10th St., McAllen, Texas, which the parties agree SELLER shall retain, all as set forth in the "FURNITURE, FIXTURES AND EQUIPMENT" SCHEDULE attached hereto;

         "HAZARDOUS MATERIALS" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in ss.101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss.9601 ET SEQ.) ("CERCLA"), or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act as amended (42 U.S.C. ss.6901 ET SEQ.) ("RCRA"), or any regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act as amended (15 U.S.C. ss.2601 ET SEQ.) or any regulations promulgated thereunder; (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any state or federal environmental law or regulation or the common law, or any other applicable laws relating to any real property, which comprises a portion of Assets. Hazardous Materials shall include, without limitation, any substance, the presence of which on any real property comprising a portion of the Assets
(A) requires reporting, investigation or remediation under any Environmental Law; (B) causes or threatens to cause a nuisance on any real property comprising a portion of the Assets, or any adjacent property, or poses or threatens to pose a hazard to the health or safety of persons on any real property, comprising a portion of the Assets, or any adjacent property; or (C) which, if it emanated or migrated from any real property comprising a portion of the Assets, could constitute a trespass;

         "LEASED INTERESTS" refers to any and all leased interests held by SELLER, as lessee or tenant in personal property that constitute a part of the Contracts which PURCHASER has agreed to acquire and are set forth in the "LEASED INTERESTS" SCHEDULE attached hereto;

          "LIABILITIES" means only the following liabilities and obligations of SELLER as of the Closing Date, and NONE OTHER:

                  (a)      all Assumed Deposits of SELLER;

                  (b) the unperformed and unfulfilled obligations that are required to be performed by SELLER under the terms of all Contracts; however, the term "Liabilities" does not include any liabilities for money damages or other damages or losses arising in connection with or as the result of SELLER's performance, non-performance, incorrect performance, or other acts or inaction of SELLER prior to Closing under such Contracts or related to any Assumed Deposit; and

                  (c) any other liabilities of SELLER which PURCHASER agrees to assume at the Closing;

                                        4

         "LIEN" means any lien, claim, security interest, charge, encumbrance, option or adverse claim, except for (i) statutory liens securing payments of taxes or other matters, not yet due, and (ii) obligations pursuant to Chapters 72 to 74 of the Texas Property Code relating to Deposits and safe deposit box contents which become subject to escheat to the State of Texas under such law in the year the Closing occurs;

         "LOANS" means all loans and all lease financing receivables reflected on the LOANS SCHEDULE attached hereto, which Loan Schedule shall exclude the Arizona consumer loan portfolio with a current balance of approximately $4.1 million, as well as all charged-off loans or loans which are two or more payments past due, unless otherwise agreed by IBC, and which Loan Schedule shall be amended and updated as of the Closing pursuant to the provisions of Section
4.3 hereof, together with all accrued interest thereon computed to and including the Closing Date and all collateral, liens, security interests and documentation relating thereto;

         "OTS" means Office of Thrift Supervision;

         "OWN" means direct or indirect beneficial ownership and refers to any and all ownership interests whether or not legal title is held;

         "OWNED REAL PROPERTY" or "REAL ESTATE" means all real property owned by SELLER and used in connection with the operation of SELLER's business and all real property held for future expansion of SELLER's business as set forth on the "OWNED REAL PROPERTY" SCHEDULE;

         "OWNER'S  POLICIES" has the meaning given in Section 5.5;

         "PERMITTED EXCEPTIONS" has the meaning given in Section 5.3;

         "PRELIMINARY CLOSING STATEMENT" means the balance sheet of the SELLER prepared by SELLER as of 12:01 a.m. Weslaco, Texas time, on a date mutually agreeable to PURCHASER and SELLER, which date shall not be more than ten (10) calendar days prior to the Closing Date, in accordance with SELLER's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to reflect amounts prorated hereunder). The Preliminary Closing Statement shall be in a form substantially similar to that attached hereto as APPENDIX "A;"

         "PREPAID EXPENSES" means the prepaid expense(s) approved by PURCHASER in its reasonable discretion and appearing as an asset of SELLER on the Preliminary Closing Statement or the Final Closing Statement, respectively, as set forth in the PREPAID EXPENSE SCHEDULE, which PREPAID EXPENSE SCHEDULE shall be amended and updated as of Closing;

         "REAL ESTATE IMPROVEMENTS" means all improvements to the Real Estate, if any, purchased, installed or constructed by or on behalf of SELLER and used in connection with the operation or maintenance of SELLER's banking business, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities;

         "RECONCILIATION DATE" means the date on which SELLER delivers the

                                        5

Final Closing Statement to PURCHASER, which date shall be as soon as practicable after the Closing Date, but in no event later than the sixtieth (60th) day after the Closing Date;

         "RECORD" or "RECORDS" means all papers, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy) of SELLER generated or maintained by SELLER that are owned by SELLER or HOLDING COMPANY and relate to the Assets or the Liabilities, including without limitation, records pertaining to Assumed Deposits (such as signature cards, orders, deposit contracts, rules, regulations and policies in effect for deposits, passbooks of depositors held by SELLER, deposit slips, cancelled checks and withdrawal orders representing charges to accounts of depositors), related policy statements and manuals, and any other records pertaining to any of the Assets (such as records of deposit balances carried with other financial intermediaries, loan and collateral records and credit files, loan reviews, loan review reports, instruments or records of title pertaining to real estate or real estate mortgages, licenses, deeds, mortgages, title insurance policies, deeds of trust, abstracts and surveys, signature cards, agreements and records pertaining to safe deposit boxes, and policy statements and manuals relating thereto);

         "REVIEW DATE" refers to November 30, 1995, unless another date shall be specified in a written document, executed on behalf of both SELLER and PURCHASER, as the Review Date;

         "SAFE DEPOSIT BOXES" means the safe deposit boxes of SELLER, if any, including the removable safe deposit boxes and safe deposit stacks in SELLER's vault, all right and benefit accrued on or before the date hereof under rental agreements with respect to such safe deposit boxes and all keys and combinations thereto;

         "SANDLER O'NEILL" means Sandler O'Neill Mortgage Finance Corp.;

         "SELLER'S KNOWLEDGE", or "TO THE BEST OF SELLER'S KNOWLEDGE" or any other similar phrase means that knowledge which SELLER or HOLDING COMPANY, or any of their respective senior officers or directors actually has or reasonably ought to have after due inquiry into any such matter;

         "TBD" means the Texas Banking Department;

         "TITLE COMPANY" means a title company in good standing, authorized to do business in the State of Texas and acceptable to PURCHASER;

         "TRANSACTION" means the transactions contemplated in this Agreement;

         "TRANSFER INSTRUMENTS" has the meaning ascribed to it in Section 6.2 of this Agreement;
                                   ARTICLE II

                          PURCHASE, SALE AND ASSUMPTION

         2.1      ASSUMPTION OF LIABILITIES AND TRANSFER OF ASSETS.  Pursuant to

                                        6

this Agreement, on the Closing Date, (i) PURCHASER shall assume the Liabilities and (ii) SELLER shall sell, convey, transfer, assign and deliver to PURCHASER, and PURCHASER shall purchase from SELLER, the following assets of SELLER having a Book Value equal to the dollar amount of the Liabilities less the Deposit Premium, which assets shall be included in the assets transferred in the following order:

                  (1)    Due From Accounts;

                  (2)    Prepaid Expenses;

                  (3)    the Loans;

                  (4)    the Fixed Assets;

                  (5) securities, if any, owned and offered by SELLER and agreed to by PURCHASER in its sole discretion; and

                  (6)    cash (in the remaining amount).

SELLER shall also transfer to PURCHASER all intangible assets of SELLER, SELLER's rights and benefits under any Contracts and the Records of SELLER related to any Liability assumed or asset acquired by PURCHASER (all of said tangible and intangible assets set forth above being herein referred to as the "Assets").

         2.2 PRELIMINARY CLOSING STATEMENT AND PRICE. On the Closing Date, SELLER shall present PURCHASER with the Preliminary Closing Statement, and the parties will use the amounts reflected on the Preliminary Closing Statement to determine all amounts to be transferred to or from each other at the Closing.

         2.3 ADJUSTMENTS. Subject to the provisions of ARTICLE IX, the assignments, transfers, acceptances and assumptions of the Assets and the Liabilities and the payment of the amounts due in respect thereof in accordance with SECTION 2.1 shall be final and without recourse and not subject to any claim for reimbursement, repayment, rescission or avoidance; PROVIDED, HOWEVER, that

                  (a) On the Reconciliation Date, SELLER shall deliver the Final Closing Statement to PURCHASER. Subject to PURCHASER's right of indemnification pursuant to ARTICLE IX, the Final Closing Statement shall become final and binding on PURCHASER and SELLER ten (10) Business Days after its delivery to PURCHASER, unless PURCHASER gives written notice to SELLER of its disagreement with respect to any item included in such Final Closing Statement. SELLER and PURCHASER shall use reasonable efforts to resolve any disagreement during the ten (10) day period following receipt by SELLER of the notice. If the disagreement is not resolved during such ten (10) day period, the parties agree to submit such disagreement(s) to KPMG Peat Marwick (or, if such accounting firm refuses or is otherwise unable to resolve such disagreement(s), another national accounting firm mutually acceptable to SELLER and PURCHASER) for resolution by such accounting firm. Such accounting firm shall be instructed by

                                        7

         SELLER and PURCHASER to make its determination of the resolution of such disagreement(s) within thirty (30) days after submission of such disagreement(s) to such accounting firm. The determination by such accounting firm shall be set forth in writing and shall be conclusive and binding on the parties hereto. The Final Closing Statement shall be thenceforth revised as appropriate to reflect the determination of such accounting firm, whereupon the Final Closing Statement shall become final and binding. When the Final Closing Statement becomes final and binding, SELLER shall pay PURCHASER, or PURCHASER shall pay SELLER, as appropriate, an amount in cash equal to the difference between the amount paid at the Closing and the amount calculated in accordance with
         SECTION 2.1 based on the figures on the Final Closing Statement, plus interest accrued from the Closing Date to the date such payment is made at the Federal Funds Rate (the "Net Settlement Amount"). The fees and disbursements of the accounting firm selected to resolve any disagreements shall be shared and paid equally by SELLER and PURCHASER. To the extent SELLER is no longer in existence or is otherwise not able to pay any post-Closing obligation hereunder, HOLDING COMPANY shall pay such obligation of SELLER.

                  (b) If SELLER determines that any Asset is not assignable as of the Closing Date for any reason, then SELLER shall use reasonable efforts to assign such Asset to PURCHASER as soon as possible after the Closing Date but in no event later than on the Reconciliation Date. In the event SELLER is unable to assign any such Asset to PURCHASER on the Reconciliation Date, then SELLER shall (i) no longer have any obligation to assign such Asset to PURCHASER, and (ii) refund to PURCHASER in cash the Book Value of such Asset together with interest at the Federal Funds Rate from the Closing Date through the date of such refund.

                  (c) All real and personal property taxes and current installments of special assessments levied or assessed with respect to the Fixed Assets shall be prorated between SELLER and PURCHASER on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority. Utilities, rents and any other normal maintenance and operating expenses relating to the Real Estate, Real Estate Improvements, and Contracts shall be prorated between SELLER and PURCHASER as of the Closing Date on a daily basis.

                  (d) With respect to the proration of deposit insurance premiums, PURCHASER shall NOT reimburse SELLER for the amount of any deposit insurance assessments that SELLER is required to pay for periods in which the Assumed Deposits are included in SELLER's deposit insurance assessment base.

                  (e) If either SELLER or PURCHASER is required to pay at any time on or before June 30, 1997, whether prior to or after the Closing, a special assessment related to the Assumed Deposits to the SAIF, as defined below, or the FDIC in connection with the FDIC's efforts to recapitalize the Savings Association Insurance Fund ("SAIF"), SELLER and PURCHASER hereby agree to each pay one-half of said special assessment at Closing and to the extent the payment is after the Closing and SELLER is no longer in existence or does not have sufficient funds, HOLDING COMPANY shall pay SELLER's share of

                                        8

         said special assessment. To the extent the special assessment is made after the Closing, SELLER and HOLDING COMPANY shall be required to provide financial assurances to PURCHASER, acceptable to PURCHASER in its sole discretion, with respect to the payment of their share of the special assessment.

         2.4 CLOSING. The Closing shall occur in the McAllen, Texas offices of International Bank of Commerce, One South Broadway, McAllen, Texas at 10:00 a.m. (local time) on the Closing Date, or at such other place and time mutually agreed upon by the parties hereto.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY AND SELLER. In order to induce PURCHASER to enter into, execute, deliver and perform this Agreement, SELLER and HOLDING COMPANY, jointly and severally, respectively, hereby each represent and warrant to PURCHASER as follows:

                  A. SELLER is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America and has all requisite power and authority to own, operate and lease its assets, to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement. HOLDING COMPANY is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware, with full power and authority to own its property and carry on its business as presently conducted. HOLDING COMPANY owns beneficially and of record all of the issued and outstanding capital stock of SELLER, which consists of 1,000 shares of Common Stock, par value $1.00 per share, and all of said shares of stock have been duly authorized, validly issued, and are fully paid and nonassessable.

                  B. The execution, delivery and performance by SELLER and HOLDING COMPANY of this Agreement, and by SELLER of the Transfer Instruments and the Closing Documents (to the extent required to be executed by SELLER), have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by SELLER and HOLDING COMPANY and is a legal, valid and binding obligation of SELLER and HOLDING COMPANY enforceable in accordance with its terms. The Transfer Instruments and the Closing Documents (to the extent required to be executed by SELLER), when executed and delivered by SELLER, will constitute legal, valid and binding obligations of SELLER, enforceable in accordance with their respective terms.

                  C. Except for the approval of SELLER's sole shareholder, HOLDING COMPANY, and the approval of HOLDING COMPANY's shareholders, both of which have heretofore been obtained, and the approval of the OTS of the Transaction, the execution, delivery and performance by SELLER and HOLDING COMPANY of this Agreement, the Transfer Instruments and the Closing Documents, and the consummation of the transactions contemplated hereby and thereby, (i) do not and will not require SELLER or HOLDING COMPANY to make any filing with or

                                        9

         obtain any consent, approval or authorization of any person or public authority, (ii) will not violate, with or without the giving of notice or the passage of time or both, any provisions of law applicable to SELLER or HOLDING COMPANY and (iii) except for those Contracts the assignment of which requires the consent of another party, do not and will not conflict with or result in a breach, modification or termination of any provisions of, or constitute a default under, or result in the creation of any Lien, upon any of the Assets pursuant to SELLER's or HOLDING COMPANY's respective charter documents (as amended) or Bylaws (as amended) or any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which SELLER or HOLDING COMPANY is a party or by which SELLER, HOLDING COMPANY or any of the Assets or Liabilities may be bound.

                  D. SELLER has good, marketable and indefeasible title in fee simple to all of the Real Estate, and good, marketable and indefeasible title to all of the other Assets, in each instance free and clear of all Liens, conditional sales agreements, leasehold rights, security agreements or rights of third parties of any kind whatsoever except as shown on SCHEDULE B of the Title Commitments heretofore delivered to Purchaser.

                  E. SCHEDULE 3.L-E contains true and complete legal descriptions of all of the Real Estate and Real Estate Improvements together with the date of purchase or construction thereof, to the extent said dates are known by SELLER, and the depreciation schedule therefor. SELLER has delivered to PURCHASER true, correct and complete copies of any and all appraisals of Real Estate included in SELLER's records.

                  F. All leases and agreements relating to the Leased Interests, including any options to purchase contained therein are fully enforceable in accordance with their terms. All rents and charges due and payable for current and prior periods under each such lease or agreement have been paid.

                  G. The Furniture, Fixtures and Equipment are in good repair and operating condition, reasonable wear and tear excepted, suitable for the uses for which intended and free from any known defects.

                  H. To SELLER's best knowledge, with respect to all Real Estate and the use thereof, (i) there is no defect or condition thereof in the soil or geology thereof that will impair the current use thereof, (ii) it is assessed separately from all adjacent property for purposes of real property taxes; (iii) there is no plan, study or effort by any party (governmental utility or other) that may, or the implementation of which may, adversely affect the current use thereof; (iv) there is no intended public improvement that may result in any assessments or the creation of any Liens thereon; (v) there is no intended or proposed statute, rule, ordinance, order or regulation (including, without limitation, zoning changes) that may adversely affect the current use thereof; (vi) there is no existing or proposed plan to modify or realign any

                                       10

         street or highway or any existing, proposed or contemplated eminent domain proceeding that would or could result in the taking of all or any part thereof or adversely affect the current use thereof; and (vii) there are no encroachments thereon of any improvements on any adjoining property which materially impair the use of any parcel of Real Estate as the same is currently used.

                  I. To SELLER's best knowledge, all Owned Real Property and the use and/or occupancy thereof, comply with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

                  J. To SELLER's best knowledge, the ownership, location, construction, use and operation of the Owned Real Property is, and has at all times been, in full compliance with applicable Environmental Laws. SELLER is the owner of, and has in its possession, all permits, licenses and approvals under Environmental Laws that are necessary or required to fully and completely conduct all of its business and operations; including, without limitation, ownership, location, construction, use and operation of the Facilities, and is in full compliance with such permits, licenses, and approvals. There are no pending or threatened, and, to SELLER's best knowledge there have been no, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law relating to the Owned Real Property. To SELLER's best knowledge, no asbestos was used in the construction of any portion of the Real Estate Improvements or the fixtures thereof. No Owned Real Property has at any time been used by SELLER, or, to SELLER's best knowledge, by any person, as a landfill or for the storage or disposal, or as a site of spilling, dumping, depositing or otherwise disposing of, any Hazardous Material or toxic substances or waste. No Owned Real Property is or, to SELLER's best knowledge, has been, an industrial site or landfill.

                  K. SELLER's FDIC insurance coverage with respect to the Deposits is currently in full force and effect and, to SELLER's best knowledge, all Deposits have been established and maintained in compliance with applicable laws, rules, regulations and policies of the OTS and/or any other Federal Agency having jurisdiction or authority with respect thereto.

                  L. SELLER has not accepted any Deposits which were obtained directly or indirectly (including by renewal or rollover), by or through any deposit broker.

                  M. SCHEDULE 3.1-M sets forth a complete and correct list of the names and current annual rates of compensation (including anticipated bonuses, if any) of the full and part-time employees employed by SELLER as of the date hereof. Except as disclosed in
         SCHEDULE 3.1-M, (i) SELLER has not entered into any employment, severance or termination contracts with any employee of SELLER which PURCHASER shall assume pursuant to the Agreement and (ii) there are no employee benefit plans, as defined in Section 3(3) of ERISA, of SELLER, or any employee benefit plans of HOLDING COMPANY in which

                                       11

         the employees of SELLER participate. HOLDING COMPANY, each consolidated subsidiary of HOLDING COMPANY and SELLER have complied with all applicable minimum funding requirements and all other applicable and material requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended, and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan of HOLDING COMPANY or SELLER that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan. With respect to any employee benefit plan listed on SCHEDULE 3.1-M, there has not been any failure of any party to comply with any laws applicable to such employee benefit plans, including, without limitation, any health care continuation requirements. Except as disclosed in SCHEDULE 3.1-M, no litigation, arbitration, or governmental administrative proceeding or investigation is pending or threatened with respect to any such employee benefit plan.

                  N. The books and records of SELLER relating to the Deposits
         (i) are complete and correct, (ii) together with the Deposits (including the forms of certificates and accounts), have been maintained in accordance with generally accepted accounting principles, consistently applied, except as adjusted by regulatory accounting principles, (iii) are maintained in accordance with Regulation DD and the Truth in Savings Act and (iv) have been reconciled and balanced as of the date of the most recent Unaudited Financials, with all exceptions more than 30 days old, or exceeding $1,000 in any individual instance or exceeding $10,000 in the aggregate cleared.

                  O. SELLER has all necessary approvals, authorizations, consents, permits, licenses and orders of each appropriate Federal Agency for the business conducted by SELLER. Except as disclosed on
         SCHEDULE 3.1-O hereto, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened which might result in monetary damages payable by SELLER or HOLDING COMPANY or which might result in a permanent or temporary injunction against SELLER or HOLDING COMPANY. SELLER and HOLDING COMPANY have complied with, and are not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to their respective businesses. Neither SELLER nor HOLDING COMPANY is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected to materially and adversely affect, the business operations, prospects, properties, assets or condition, financial or otherwise, of either SELLER or HOLDING COMPANY.

                  P. HOLDING COMPANY has filed all requisite federal, state, local, foreign and other tax returns and amendments and tax reports with respect to the business and operations of SELLER, which returns and reports are, to SELLER's best knowledge, true, correct and complete pursuant to the Internal Revenue Code of 1986, as amended,

                                       12

         and the regulations of the Internal Revenue Service. Neither HOLDING COMPANY nor SELLER is delinquent in paying any taxes shown on such returns or reports and no assessments for any such taxes have been received. SELLER has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Further SELLER has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including but not limited to, any requisite custom reports. There are no claims against SELLER or HOLDING COMPANY for federal, state, city, municipal, county, local, foreign or other taxes (including franchise, excise, sales and/or real property), no tax deficiency has been proposed or assessed against SELLER or HOLDING COMPANY, and neither SELLER nor HOLDING COMPANY has waived any applicable statute of limitation or extended the time for the assessment of any tax or governmental charges or fees. Neither SELLER nor HOLDING COMPANY has any knowledge of any unassessed tax deficiency proposed or threatened against SELLER or HOLDING COMPANY. Since August 14, 1992, all of the tax returns of SELLER and HOLDING COMPANY have been prepared on substantially the same basis as those of previous years, and all federal, state, city, county municipal and other local taxes due in connection with their respective businesses have been fully paid.

                  Q. Each Loan was made in the ordinary course of SELLER's business, and all Loans and renewals of Loans made after the Review Date and prior to the Execution Date have been made in accordance with reasonable and prudent banking practices, and priced consistently with all other similar loans of SELLER. All Loans have been made substantially in accordance with all applicable laws and regulations, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. ss.226 ET SEQ.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act as amended (15 U.S.C. 1601 ET SEQ.), the Texas Consumer Credit Code as amended (Tex.Rev.Civ.Stat.Ann. art. 5069.10, ET SEQ.), and all statutes governing the operation of federal savings banks located in Texas.

                  R. Except as set forth in SCHEDULE 3.1-R, SELLER has no subsidiaries. Except for securities included in the Financial Statements, as owned by SELLER or as may otherwise be set forth in
         SCHEDULE 3.1-R, SELLER has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in, or to be purchased in whole or in part by, any other bank or corporation or any partnership, joint venture or other business enterprise or entity. Except as set forth in SCHEDULE 3.1-R, the businesses carried on by SELLER have not been conducted through any other direct or indirect subsidiary or affiliate.

                  S. Neither SELLER nor HOLDING COMPANY has any reason to believe that the approval of the OTS to be sought by SELLER in connection with the Transaction will not be granted.

                  T. Except as otherwise described in SCHEDULE 3.1-T, since September 30, 1995: (i) there have been no material adverse changes in the assets, liabilities, financial condition, business, operations, affairs or prospects of SELLER from those reflected in the Unaudited Financials for the quarter ended September 30, 1995,

                                       13

         and (ii) neither the business, operations or affairs of SELLER nor any of its assets or deposits have been materially adversely affected by any occurrence or development, whether or not insured against.

                  U. PURCHASER has heretofore been furnished the following financial statements including footnotes and schedules (hereinafter collectively called the "Financial Statements"), which Financial Statements are materially complete and correct and reflect all exceptions, and all of which were prepared from the books and records of SELLER or HOLDING COMPANY, as the case may be and, except with respect to the Consolidated Reports of Condition and Income, are in accordance with general accepted accounting principles applied consistently with past periods, and, with respect to the Consolidated Reports of Condition and Income, are in accordance with generally accepted accounting principles, and fairly present the financial condition of SELLER at their respective dates and the results of SELLER's operations for the periods covered thereby:

                           (i) Consolidated Reports of Condition and Income for SELLER as of December 31, 1992, and for the year then ended, together with accompanying schedules;

                           (ii) Audited balance sheet and statement of
                  operations for SELLER as of December 31, 1992 and the year then ended, together with accompanying schedules;

                           (iii) Consolidated Reports of Condition and Income
                  for SELLER as of December 31, 1993, and for the year then ended, together with accompanying schedules;

                           (iv) Audited balance sheet and statement of
                  operations for SELLER as of December 3l, 1993 and the year then ended, together with accompanying schedules;

                           (v) Consolidated Reports of Condition and Income for SELLER as of December 31, 1994, and for the period then ended, together with accompanying schedules;

                           (vi) Audited balance sheet and statement of
                  operations for SELLER as of December 3l, 1994 and the period then ended, together with accompanying schedules;

                           (vii) Quarterly unaudited balance sheet and statement
                  of operations for each quarter ending on or after September 30, 1995 as of the end of the quarter and the period then ended, together with accompanying schedules (the "Unaudited Financials"); and

                           (viii) Audited consolidated balance sheet and
                  statement of operations of the HOLDING COMPANY as of December 31, 1994 and the period then ended, together with accompanying schedules.

                  Except as may be expressly set forth in the Financial

                                       14

         Statements or in SCHEDULE 3.1-U, the Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, and the Unaudited Financials include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation. SELLER and HOLDING COMPANY have no material liabilities, absolute or contingent, other than those disclosed upon their respective books of account, except accrued and unpaid interest and taxes not yet due or payable.

                  V. To the best of SELLER's knowledge, all Contracts are binding and enforceable against the parties thereto. SELLER is not in default under, nor has it breached, any Contract.

                  W. To SELLER's best knowledge, there is no action, proceeding or investigation, pending or threatened at the present time, except as described in SCHEDULE 3.1-W, that questions the validity of this Agreement or of any action taken or to be taken in connection with the Transaction.

                  X. SCHEDULE 3.1-X sets forth an accurate and complete list of all lawsuits to which SELLER is a party and all claims which have been asserted against SELLER and not resolved to the satisfaction of all parties thereto (whether or not any such claim is the subject of a lawsuit).

                  Y. SCHEDULE 3.1-Y contains an accurate and complete list of all policies of fire and extended coverage, liability, property and other forms of similar insurance or indemnity bonds held by SELLER, or by HOLDING COMPANY for the benefit of SELLER, relating to its Assets. SELLER has furnished PURCHASER a true and correct copy of all such policies. SELLER is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures, individually or in the aggregate, would materially adversely affect the condition (financial or other) of the Assets. All such policies and bonds are (1) with insurance companies identified on
         SCHEDULE 3.1--Y and (2) in full force and effect. Neither SELLER nor HOLDING COMPANY has received, nor has other knowledge or information of, any notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Assets that has not been performed, or requiring an increase in the insurance rates applicable to the Assets, and is not aware of any defects or inadequacies in the Assets which, if not corrected, would result in the termination, or increase the cost, of insurance coverage.

                  Z. Attached as SCHEDULE 3.1-Z is a brief description of each of the credit card plans in which SELLER is involved.

                  AA. Attached as SCHEDULE 3.1-AA is a list of all automated teller machines ("ATMs") operated by SELLER, including locations, the number of ATM card holders, and the schedule of fees charged by SELLER for the use of SELLER's ATMs in effect as of the date of this Agreement. Attached to SCHEDULE 3.L-AA is a copy of all agreements

                                       15

         to which SELLER is a party relating to the servicing of ATMs.

                  BB. SCHEDULE 3.1-BB describes all transactions, services, "give-aways" and other items currently offered or given by SELLER in connection with any Deposits, including, without limitation, any gifts and services provided for free or at discount.

                  CC. No broker, finder or similar agent has been employed by or on behalf of SELLER or HOLDING COMPANY in connection with the Transaction and no person or entity is entitled to receive from SELLER or HOLDING COMPANY any brokerage commission, finder's fee or similar compensation in connection with this Agreement or the Transaction.

                  DD. There are no facts known to SELLER or HOLDING COMPANY and not generally known to the public that could reasonably be anticipated by SELLER or HOLDING COMPANY to materially, adversely affect or involve any substantial possibility of adversely affecting the financial condition, results of operations or the operation of the Assets, or the Liabilities, after the Closing Date, which have not been disclosed herein or in the Schedules hereto.

                  EE. Attached as SCHEDULE 3.1-EE is a list of all branches of SELLER, including the locations, fixed assets, and total liabilities of each branch, together with a list of all agreements to which SELLER is a party related to each branch location and a copy of all such material agreements.

         3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. In order to induce SELLER to enter into, execute, deliver and perform this Agreement, PURCHASER represents and warrants to SELLER as follows:

                  A. PURCHASER is a bank duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, operate and lease the properties owned or leased by it, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations pursuant to this Agreement.

                  B. The execution, delivery and performance by PURCHASER of this Agreement, the Transfer Instruments and the Closing Documents (to the extent required to be executed by PURCHASER), have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by PURCHASER and is a legal, valid and binding obligation of PURCHASER enforceable in accordance with its terms. The Transfer Instruments and the Closing Documents (to the extent required to be executed by PURCHASER), when executed and delivered by PURCHASER, will constitute legal, valid and binding obligations of PURCHASER, enforceable in accordance with their respective terms.

                  C. The execution, delivery and performance by PURCHASER of this Agreement, the Transfer Instruments and the Closing Documents, and, except for approvals from the TBD and the FDIC, the consummation by PURCHASER of the transactions contemplated hereby and thereby, (i) do not and will not require PURCHASER to make any

                                       16

         filing with or obtain any consent, approval or authorization of any person or public authority, (ii) do not and will not violate, with or without the giving of notice or the passage of time, or both, any provision of law applicable to PURCHASER and (iii) do not and will not conflict with or result in a breach, modification or termination of any provision of, or constitute a default under, or result in the creation of any Lien, upon any of the properties or assets of PURCHASER pursuant to PURCHASER's Articles of Association (as amended), PURCHASER's By-laws (as amended), or any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character to which PURCHASER is a party, or by which PURCHASER or any of its assets and properties are bound, and there are no contractual agreements that restrict or adversely impact PURCHASER's authority to enter into this Agreement.

                  D. PURCHASER has all necessary approvals, authorizations, consents, permits, licenses and orders of each appropriate Federal Agency for the business conducted by PURCHASER. PURCHASER has complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to its business. PURCHASER is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected to materially and adversely affect, the business operations, prospects, properties, assets or condition, financial or otherwise, of PURCHASER.

                  E. To PURCHASER's best knowledge, there is no action, proceeding or investigation, pending or threatened at the present time, except as described in SCHEDULE 3.2-E, that questions the validity of this Agreement or of any action taken or to be taken in connection with the Transaction.

                  F. No broker, finder or similar agent has been employed by or on behalf of PURCHASER in connection with the transaction contemplated hereby and no person or entity is entitled to receive from PURCHASER any brokerage commission, finder's fee or similar compensation in connection with this Agreement or the Transaction.

                  G. PURCHASER has no reason to believe that the approvals of the TBD and the FDIC to be sought by PURCHASER in connection with the Transaction will not be granted.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

         4.1 GENERAL PRE-CLOSING COVENANTS OF SELLER. In addition to performing other covenants set forth in this Agreement, prior to the Closing Date HOLDING COMPANY shall in its own right and HOLDING COMPANY shall use all commercially reasonable efforts to ensure that SELLER does the following, and SELLER shall and/or shall cause the officers and employees of SELLER to:

                                       17

                  A. Deliver to PURCHASER, copies of the Unaudited Financials for the quarter most recently ended within five (5) days after they from time to time become available to SELLER;

                  B. Operate the business of SELLER only in a prudent, conservative manner consistent with past practices, including using all commercially reasonable efforts to collect Loans in accordance with their terms and to minimize risks on new loans in a manner consistent with safe and sound banking practices;

                  C. Maintain the Assets in good repair, order and condition, consistent with past practices, reasonable wear and use and damage by fire or casualty excepted;

                  D. Maintain the books, accounts and Records of SELLER in a full and competent manner, consistent with past practices, and in a manner that will accurately reflect the business and affairs of SELLER;

                  E. Use all commercially reasonable efforts to comply with all applicable laws, perform all of its obligations under agreements with SELLER's customers and employees, maintain the goodwill and reputation associated with SELLER through Closing, and generally perform all such obligations without default;

                  F. Make or allow no amendment to its Articles of Association or By-laws and enter or agree to enter into no merger or consolidation with, nor sell all or substantially all of its assets to, any other person or corporation nor change the character of its business in any manner if the effect of such transaction would be to impair the ability of SELLER to convey the Assets to PURCHASER at the Closing, and make or allow no material amendment, termination or material modification of any of SELLER's contracts or commitments, except as approved in advance by PURCHASER;

                  G. Neither incur nor suffer to exist a Lien on any of the Assets not disclosed in a schedule to this Agreement nor extend or modify any Lien related to any of the Assets, nor agree to sell or otherwise dispose of any of the Assets (except as set forth in this Agreement and except portions of the Assets sold, used or disposed of in the ordinary course of business of SELLER without having a material adverse effect on the continuing business of SELLER);

                  H. Make no substantial renovation of any Real Estate or Personal Property of SELLER and enter into no lease or agreement involving any substantial obligation on the part of SELLER with respect to any of the Assets;

                  I. Maintain insurance upon SELLER's assets in respect to the kind and amount of risk currently insured against, in accordance with its current practice;

                  J. Timely file all federal, state, city, municipal, county and local tax returns and reports, including without limitation, income, franchise, excise, ad valorem and other taxes with respect

                                       18

         to its business and properties and pay all taxes or assessments, except for taxes being contested in good faith by appropriate proceedings for which an adequate reserve has been made, as they become due;

                  K. Neither grant nor make an increase in the compensation payable or to become payable to any of the persons employed by SELLER, except for increases not to exceed five percent (5%) per annum, in the ordinary course of business and consistent with past practices, in compensation payable to any Employees other than those listed on
         SCHEDULE 4.1-K, nor enter into any employment agreement or other contract or arrangement with respect to the performance of personal services by any Employee;

                  L. Join with PURCHASER and cooperate fully in filing, as soon as possible, any necessary notice or applications to any federal or state agency the delivery of notice to which or the approval of which is required by applicable law with respect to the transactions contemplated herein;

                  M. Promptly advise PURCHASER in writing of any material adverse change to SELLER or any of the Assets;

                  N. Renew any of the Loans only in accordance with reasonable and prudent banking practices and enter into new Loans of SELLER after the execution hereof only in accordance with the past practices and normal course of business of SELLER, and only if said new Loans are priced in accordance with PURCHASER's pricing of similar loans, provided, however, that SELLER shall not renew any Loan which is two or more payments past due without the express consent of PURCHASER. On the last business day of every month, SELLER shall provide PURCHASER with a list of the new consumer loans made during the preceding month and with respect to non-consumer loans, SELLER shall notify PURCHASER in advance of any new (i) loan or renewal of an existing loan, (ii) loan commitment, or (iii) advance under an existing loan commitment, in excess of $25,000 made after the Execution Date, and provide to PURCHASER copies of any documents and agreements relating thereto and such other information regarding such item as PURCHASER may request;

                  O. Provide to PURCHASER a copy of SELLER's monthly problem loan watch list as it relates to any of the Loans as soon as said list is prepared.

         4.2 INSPECTION. Beginning on the date of this Agreement, PURCHASER and PURCHASER's counsel, accountants and other representatives shall have the right to inspect and shall have access to SELLER's Facilities, Records, financial statements, and officers and employees during normal business hours, after reasonable advance notice and provided such access does not materially disrupt SELLER's operations. A representative of PURCHASER shall be invited and entitled to attend without compensation, but shall not be entitled to vote at or participate in, each meeting of SELLER's loan committee(s) and will receive reasonable prior notice of any such meeting. SELLER shall deliver to PURCHASER a copy of each report, schedule, correspondence and other documents delivered to, or filed with any regulatory agency by SELLER, or received

                                       19

by SELLER from any regulatory agency, unless prohibited by law. SELLER shall furnish to PURCHASER promptly all information requested by PURCHASER relating to SELLER which PURCHASER deems necessary for inclusion in any filing with any regulatory agency necessary to obtain approval for or to give notice of the Transaction; all information so furnished shall be true and correct in all material respects without omission of any material facts required to be stated to make the information stated therein not misleading.

         4.3 PURCHASER ACCEPTANCE OF NEW LOANS. Prior to the Closing Date, PURCHASER shall inform SELLER regarding which of the new loans made after the Execution Date, with respect to which PURCHASER received notice pursuant to
Section 4.1(N) hereof, it will acquire and include as an Asset hereunder; provided, however, PURCHASER shall be required to accept each new consumer and construction loan of SELLER unless such loan (i) does not conform to SELLER's underwriting policies attached hereto as SCHEDULE 4.3 or PURCHASER's pricing standards for similar loans or (ii) exceeds $50,000. PURCHASER shall purchase accepted new loans on the following basis: (i) those accepted new loans made after the Review Date and prior to the Execution Date shall be purchased in accordance with the Sandler O'Neill pricing set forth in the Book Value Schedule attached hereto; and (ii) each accepted new loan made after the Execution Date shall be purchased by PURCHASER at its par value.

         4.4 NOTIFICATION OF CHANGES. SELLER and PURCHASER will promptly notify the other in writing of the existence or happening of any fact, event or occurrence that may tend to alter the continuing accuracy or completeness of any representation or warranty contained in this Agreement.

         4.5 NO-SHOP. In consideration of the substantial time and expense to be undertaken by PURCHASER in connection with seeking regulatory approval of the transactions contemplated in this Agreement and complying with the other conditions precedent of this Agreement, while this Agreement is in effect, SELLER and HOLDING COMPANY, and any officer, director or shareholder of SELLER or HOLDING COMPANY, collectively or separately, shall not, directly or indirectly (i) solicit or encourage inquiries or proposals with respect to the merger of HOLDING COMPANY or SELLER or the sale of any of the shares of capital stock or Asset(s) of SELLER or HOLDING COMPANY from any party other than PURCHASER or (ii) merge with any party other than PURCHASER or sell any of the shares of capital stock or Asset(s) of SELLER or HOLDING COMPANY to any party other than PURCHASER, unless SELLER and HOLDING COMPANY can establish, as determined by PURCHASER in its reasonable discretion, that any such transaction would not impair the ability of SELLER to convey the Assets to PURCHASER at the Closing or otherwise impair SELLER's and HOLDING COMPANY's compliance with the terms and conditions of this Agreement or their performance of this Agreement.

         4.6 PUBLIC DISCLOSURE. Until the Closing, PURCHASER, SELLER and HOLDING COMPANY will not make any press release or other public disclosure concerning this Agreement or the Transaction without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, PURCHASER, SELLER and HOLDING COMPANY will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or which may

                                       20

be necessary to obtain regulatory approval for the transactions contemplated herein.

         4.7 APPLICATIONS. PURCHASER shall use all commercially reasonable efforts to file, as soon as possible, any necessary notice or applications with any federal or state agency the delivery of notice to which or the approval of which is required by applicable law with respect to the Transaction.

         4.8 DEPOSIT RATE. SELLER shall price all of its categories of certificates of deposits no higher than the fifth highest interest rate posted for said category by any of the fifteen financial institutions constituting SELLER's peer group as set forth in SCHEDULE 4.8 hereof (the "Peer Group"), it being specifically understood that posted rates of the same amount will be counted as multiple rates for the purpose of determining the fifth highest interest rate. The pricing shall be adjusted each Monday, or the next banking day thereafter, based on the interest rates posted by the Peer Group for the preceding Friday and SELLER shall not be permitted to exceed the interest rates determined by this method for any reason unless specifically agreed to by PURCHASER.

                                    ARTICLE V

                     TITLE AND SURVEY; ENVIRONMENTAL MATTERS

         5.1      TITLE AND SURVEY MATTERS; UCC SEARCHES.

                  (a) Within thirty (30) days from the date of this Agreement, SELLER shall cause to be furnished to PURCHASER (and to the surveyor selected to prepare the survey described in Section 5.2 below), a current Commitment for Title Insurance (the "Title Commitment") for each parcel of Owned Real Property, in each case for an Owner's Policy of Title Insurance, in Texas standard form, in a face amount equal to the Book Value of the respective parcel of Owned Real Property issued by Title Company. Each Title Commitment, , shall set forth the state of title to the parcel of Owned Real Property thereby covered, including a list of title exceptions affecting the parcel that would appear in an Owner's Policy, if one were issued. Each Title Commitment shall contain the express commitment of the Title Company to issue the specified Owner's Policy of Title Insurance to PURCHASER (in the face amount of or in excess of the amount of Book Value of the subject parcel, insuring indefeasible fee simple title to the parcel that is specified in the Title Commitment with the standard printed exceptions amended or deleted in accordance with SECTION 5.5.

                  (b) Along with each Title Commitment SELLER shall cause to be furnished to PURCHASER true, correct, and, to the extent possible, legible copies of all instruments that create or evidence title exceptions affecting the parcels of Owned Real Property covered by a Title Commitment including those described as exceptions to which the conveyance or lien will be subject and which are required to be released or cured at or prior to the Closing Date.

                  (c) Within thirty (30) days from the date of this Agreement,

                                       21

         unless furnished prior to the date hereof, SELLER shall cause to be delivered to PURCHASER, at SELLER's sole cost and expense, a Uniform Commercial Code ("UCC") Financing Statement search covering SELLER, conducted within ten (10) days prior to the delivery thereof, from the Secretary of State of Texas and the appropriate county officials responsible for filing UCC financing statements for fixtures for each county where SELLER's Assets are located, together with any and all financing statements listed in the search (the "UCC Search").

         5.2 SURVEYS. Within thirty (30) days after the date hereof, SELLER shall cause to be delivered to PURCHASER one (1) print of a survey for each parcel of Owned Real Property, prepared or updated within thirty (30) days of the delivery of said surveys, each of said surveys shall bear a certificate, in form and substance, satisfactory to PURCHASER, which is addressed to PURCHASER and the Title Company, executed by the surveyor, and certifying to those matters reasonably required by PURCHASER (the "Surveys"). The Surveys shall each (i) bear a notation stating whether or not a portion of the property covered thereby is located in a 100-year flood plain or a flood-prone area of special flood hazard and shall show the specific location of any portions of the property that may be located in any such flood area, and (ii) show the location and dimensions of all improvements located on the property. In addition, SELLER shall furnish any affidavits, certificates, assurances and resolutions required by the Title Company to amend the survey exception so that the Title Policy will be satisfactory to PURCHASER.

         5.3 REVIEW OF TITLE COMMITMENTS, SURVEYS AND EXCEPTION DOCUMENTS. In the event that the UCC Searches contain any exceptions to title, or the Surveys or the Title Commitments contain any exceptions to title other than those matters set forth in standard printed exceptions 2, 3, 4, 6, 7, and 8 promulgated by the Texas Board of Insurance contained in Schedule B of said Title Commitments (the "Standard Exceptions"), then PURCHASER shall have a period of twenty (20) business days (the "Title Review Period") commencing with the day PURCHASER has received the last to be received of the Title Commitments, the survey(s) and the UCC Search, and copies of the instruments required to be delivered therewith, in which to give written notice to SELLER specifying objections to one or more of those items (the "Objections"). All items listed in any Schedule C of a Title Commitment are deemed to be Objections (without limiting other Objections). Any such other exception to title contained in the UCC Search, Surveys, and/or Title Commitments and not objected to in writing by Purchaser as described above shall be deemed as accepted and approved by Purchaser (all such matters not objected to by Purchaser together with the Standard Exceptions being hereinafter referred to as the "Permitted Exceptions").

         5.4 SELLER'S RIGHT TO CURE OBJECTIONS; PURCHASER'S RIGHT TO TERMINATE. If PURCHASER notifies SELLER of Objections in writing, prior to the expiration of the Title Review Period, then SELLER shall, within ten (10) days after SELLER's receipt of notice, either satisfy the Objections at SELLER's sole cost and expense or promptly notify PURCHASER in writing of the Objections that SELLER cannot or will not satisfy at SELLER's expense. Notwithstanding the foregoing sentence, SELLER shall, in any event, be obligated to cure those Objections that are liens or security interests or that have been voluntarily placed against any of the Assets by SELLER after the date hereof. Any Objection appearing in the Title Commitments that is objected to by PURCHASER will be deemed to be

                                       22

cured if the Title Company issues a revised commitment stating that such exception will not appear in the Owner's Policy of Title Insurance to be issued pursuant to the Title Commitment. If SELLER fails or refuses to satisfy any Objection (other than objection(s) described in the preceding sentence), then PURCHASER may either (i) waive the unsatisfied Objections by notice in writing to SELLER (in which case such objection(s) shall become a Permitted Exception),
(ii) terminate this Agreement by giving written notice to SELLER pursuant to
Section 8.1(G) hereof, or (iii) notify SELLER in writing that it does not wish to purchase the Asset to which such Objection relates and then such Asset shall not constitute an "Asset" and shall not be conveyed to PURCHASER at Closing; however, if less than fifteen percent (15%) of the Deposits are attributable to the Asset to which such Objection relates, then PURCHASER may either pursue item
(i) or (iii) above, but PURCHASER shall not be entitled to pursue item (ii) above.

         5.5 OWNER'S POLICIES. At the Closing, SELLER, at SELLER's sole cost and expense, shall cause Owner's Policies of Title Insurance in Texas standard form (the "Owner's Policies") to be issued by the Title Company to PURCHASER, for each parcel of Owned Real Property, in the amount of the Book Value thereof, insuring that PURCHASER has indefeasible fee simple title to the Owned Real Property, subject only to the Permitted Exceptions. The Owner's Policies shall be in Texas standard form, specify under Schedule B as exceptions to the state of the title of PURCHASER to each parcel only (a) the Standard Exceptions; provided, however, that (i) the Standard Exception for "Restrictive covenants affecting the real property described or referred to above" shall be endorsed with a notation reading "None of record" (except the Permitted Exceptions) (ii) the Standard Exception for "Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments, or any overlapping of improvements which a current survey would show" shall be modified to read "Any shortages in area," and (iii) the Standard Exception for "Standby fees, taxes and assessments by any taxing authority for the year 1996 and subsequent years. . . ." shall be completed to read "Standby fees, taxes, and assessments by any taxing authority for the year 1996 and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership," and (b) the Permitted Exceptions.

         5.6 ENVIRONMENTAL MATTERS. SELLER shall arrange for and cause, at SELLER's sole cost and expense, one or more independent contractors, acceptable to PURCHASER, to conduct a "Phase I" environmental audit of each parcel of Owned Real Property in order to identify any present or past release or threatened release of any waste materials or any chemical substances, including, without limitation, any Hazardous Materials. SELLER shall deliver to PURCHASER a report prepared by said independent contractor(s) and addressed to PURCHASER detailing the results of said "Phase I" environmental audit (the "Phase I Report") within forty-five (45) days from the effective date of this Agreement, or as soon thereafter as possible if PURCHASER agrees to said delay. SELLER expressly agrees to supply PURCHASER with historical and operational information regarding the Owned Real Property, to the extent SELLER or HOLDING COMPANY has such information in its possession or control, and to cooperate with any reasonable request of PURCHASER, related to site assessment or site review related to any environmental matter or investigation, including the making available of such Employees of SELLER as PURCHASER may reasonably request.


                                                   23

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of SELLER to be performed at the Closing hereunder are subject to each of the conditions set forth below. Any conditions to be satisfied by PURCHASER may be waived by SELLER, but only in writing and only to the extent that such waiver specifically identifies the conditions being waived.

                  A. CLOSING DOCUMENTS. PURCHASER shall have delivered to SELLER at Closing the following (the "Closing Documents"):

                           (i) A copy of resolutions of PURCHASER's Board of
                  Directors and a copy of resolutions of the Board of Directors of PURCHASER's sole shareholder, IBC Subsidiary Corporation, and a copy of resolutions of the Board of Directors of IBC Subsidiary Corporation's sole shareholder, International Bancshares Corporation, each approving the Transaction, with the adoption and continued force and effect thereof certified by the Secretary or an Assistant Secretary of PURCHASER;

                           (ii) Evidence of the approval of the Transaction by
                  the regulatory authorities having jurisdiction over PURCHASER, and a certificate executed by an executive officer of PURCHASER stating that PURCHASER has complied with all conditions of such approvals except for conditions to such approvals which by their terms are to be satisfied after the Closing;

                           (iii) A written instrument executed by PURCHASER
                  setting forth PURCHASER's assumption of the Liabilities, in the form attached as EXHIBIT A (to which PURCHASER and SELLER shall attach (i) a detailed list of all the Assumed Deposits showing name, account type, account number, current balance, and interest due but unpaid and (ii) an updated Contract Schedule); and

                           (iv) A certificate, executed by an executive officer
                  of PURCHASER, attesting to the satisfaction of the conditions contained in paragraphs B and C below, which certificate may be combined with the certificate required in Section 6.1(A)(ii).

                  B. COMPLIANCE WITH TERMS. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by PURCHASER on or before the Closing Date shall have been complied with and performed in all respects.

                  C. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by PURCHASER in this Agreement shall be true, correct and complete at and as of the Closing Date.

                  D. ACTUAL OR THREATENED ACTIONS. There shall not be any actual or threatened actions or proceedings before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that

                                       24

         might affect the right of PURCHASER to own, operate or control the Assets after the Closing Date.

         6.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of PURCHASER at the Closing hereunder are subject to each of the conditions set forth below. Any such conditions may be waived by PURCHASER, but only in writing and only to the extent that such waiver specifically identifies the conditions being waived.

                  A. TRANSFER INSTRUMENTS. SELLER shall have delivered to PURCHASER at Closing the following (the "Transfer Instruments"):

                           (i) A general conveyance instrument in the form
                  attached as EXHIBIT B, relating to all Assets; (ii) A general warranty deed in the form attached hereto as EXHIBIT C for each parcel of Owned Real Property subject only to the Permitted Exceptions;

                           (ii) A limited power of attorney in the form attached
                  as EXHIBIT D; and

                           (iii)any other Transfer Instruments that SELLER or
                  PURCHASER determine to be necessary or helpful to consummating the transactions contemplated by this Agreement.

                  B. OTHER CLOSING DOCUMENTS. SELLER shall have delivered to PURCHASER at Closing all of the following (included in "Closing Documents"):

                           (i) Copies of the resolutions of SELLER's Board of
                  Directors and a copy of the resolutions of the Board of Directors and the shareholders of HOLDING COMPANY approving the Transaction, with the adoption and continued force and effect thereof certified by the respective Secretary or an Assistant Secretary;

                           (ii) A computer or other listing of all of the Deposits, showing the account numbers and up-to-date balances and accrued interest as of the Closing Date;

                           (iii)    The Title Policies;

                           (iv)     All Records of SELLER;

                           (v) All blueprints, architectural drawings or specifications in possession of SELLER or HOLDING COMPANY with respect to the Owned Real Property;

                           (vi) Certificates, executed by an executive officer
                  of each of SELLER and HOLDING COMPANY, attesting to the satisfaction of the conditions set forth in paragraphs C and D below;

                           (vii) Evidence of any necessary approvals of the Transaction by the regulatory authorities having jurisdiction

                                       25

                  of SELLER or HOLDING COMPANY and certificates executed by an executive officer of SELLER and HOLDING COMPANY, respectively, stating that SELLER and HOLDING COMPANY, respectively, have complied with all conditions of such approvals except for conditions to such approvals which by their terms are to be satisfied after the Closing, which certificate for each entity may be combined with the certificate for said entity required by Section 6.2(B)(vi) hereof; and

                  C. COMPLIANCE WITH TERMS. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by SELLER and HOLDING COMPANY, respectively, on or before the Closing Date shall have been complied with and performed in all respects.

                  D. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by SELLER and HOLDING COMPANY, respectively, in this Agreement shall be correct and complete at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

                  E. CONSENTS AND AUTHORIZATIONS. PURCHASER and SELLER shall have received any necessary governmental approvals, consents or permits for the performance by PURCHASER or SELLER of their respective obligations under this Agreement, including without limitation, the consent or approval required of the OTS , the TBD, and the FDIC and such approvals, consents or permits shall not be subject to any conditions that are reasonably deemed to be unreasonable by the affected party under the circumstances.

                  F. ACTUAL OR THREATENED ACTIONS. There shall not be any actual or threatened actions or proceedings by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the Transaction or that might affect the right of PURCHASER to own, operate or control the Assets after the Closing Date.

                  G. POSSESSION; NO ENCUMBRANCES. All notes evidencing Loans transferred to PURCHASER at Closing shall have been endorsed in the following manner:

                           Pay to the order of International Bank of Commerce,
                  without recourse except with respect to representations expressly set forth in that certain Purchase and Assumption Agreement, by and among International Bank of Commerce, River Valley Bank, F.S.B. and Western Capital Holdings, Inc., dated February 27, 1996.

                           RIVER VALLEY BANK, F.S.B.

                         By:___________________________

                          Name:________________________

                           Title:_     (AUTHORIZED OFFICER)_______

                                       26

         SELLER shall have delivered to PURCHASER actual and physical possession of the Assets to be conveyed to PURCHASER pursuant to this Agreement, including all keys, combinations and other means of access to the Assets and all portions thereof. PURCHASER will have attained good, marketable and indefeasible fee simple title to all of the Owned Real Property and interests in real properties included as part of the Assets, and good, marketable and indefeasible title to all other Assets to be transferred hereunder, free and clear of all liens, charges, encumbrances, conditional sales agreements, lease rights, security agreements or rights of third parties of any kind whatsoever, except Permitted Exceptions and except as created by PURCHASER or as a result of PURCHASER's actions or omissions.

                  H. TELEPHONES. SELLER shall have given its written notice and consent to all applicable telephone companies to transfer to, effective the Closing Date, PURCHASER the telephone numbers currently assigned to all of the locations at which PURCHASER was conducting business as of the Closing Date, and copies of such notices and consents shall have been delivered to PURCHASER.

                  I. ROUTING NUMBER. To the extent permitted by applicable law, regulations and Federal Agency policies, PURCHASER shall have been granted the right to use SELLER's Federal Reserve routing number.

                  J. ENVIRONMENTAL MATTERS. On or prior to the Closing Date, PURCHASER shall have received a Phase I Report detailing the results of an environmental assessment reasonably satisfactory to PURCHASER with respect to each parcel of Owned Real Property as set forth in
         Section 5.6 hereof.

                  K. EMPLOYEE MATTERS. As of the close of business on the Closing Date, SELLER shall have terminated the employment of all Employees of SELLER, and shall have terminated any and all employee benefit plans maintained by SELLER, and SELLER hereby confirms that PURCHASER shall not assume any liability, including, without limitation, insurance or employee benefit plan obligations, with respect to or arising out of the termination of any of SELLER's Employees; provided, however, PURCHASER shall have the right, in its sole discretion, to offer employment to and employ any Employees of SELLER after the Closing Date and PURCHASER hereby agrees to waive any pre-existing condition limitations related to health care benefits for Employees who are hired by PURCHASER.

                                   ARTICLE VII

                             POST-CLOSING COVENANTS

         7.1 ADDITIONAL TITLE DOCUMENTS. At any time, and from time to time, on the request of PURCHASER, SELLER shall execute and deliver further instruments and documents of conveyance which are reasonably necessary or helpful to vest in PURCHASER the full legal or equitable title in and to any and all of the Assets.

         7.2 AGREEMENT NOT TO COMPETE. Upon consummation of the Transaction, SELLER, HOLDING COMPANY, and the officers and directors of

                                       27

SELLER and HOLDING COMPANY shall take every action necessary to (i) to cease its banking operations; and (ii) terminate the Federal Deposit Insurance Corporation insurance of SELLER as soon as possible and in any event no later than six months after the Closing Date, or such later date as agreed upon by PURCHASER in its sole discretion. Other than the winding up of the affairs of SELLER, for a period of three (3) years from and after the Closing, neither SELLER nor HOLDING COMPANY, nor any Affiliate of SELLER or HOLDING COMPANY, shall conduct the business of banking within the territory circumscribed by a fifty (50) mile radius of any banking premise of SELLER in existence on the date hereof; provided, however, that HOLDING COMPANY and its Affiliates may (a) make passive investments in any enterprise conducting the business of banking (directly or indirectly), so long as (i) the shares of such enterprise are publicly traded on an exchange in the United States or on the NASDAQ National Market System and
(ii) such investments constitute in the aggregate less than five (5) percent of the equity of such enterprise and (b) sell the charter of SELLER to PURCHASER at the Closing, if the parties agree to a price or if PURCHASER does not purchase the charter at the Closing, sell the charter to a third party as long as the third party acknowledges in writing that it will be bound by the terms of this agreement not to compete to the same extent as SELLER. Upon and after Closing, neither SELLER nor HOLDING COMPANY, nor any Affiliate thereof shall have any rights to any customer lists, trademarks or other intellectual property rights of SELLER; however, PURCHASER shall permit SELLER the use of its name while winding up its affairs. It is acknowledged that damages are difficult or impossible to ascertain with respect to these matters, and PURCHASER shall have the right to seek specific performance of the provisions of this paragraph, which right shall not be exclusive of any of PURCHASER's other rights of law or in equity, including, without limitation, the right to seek damages.

         7.3 CONTROL OF SETTLEMENTS AND DISPUTES. SELLER shall notify PURCHASER immediately of any claim presented to it and made with respect to any Liability assumed or Asset acquired by PURCHASER, and PURCHASER may conduct and control all negotiations and proceedings with respect thereto, provided, however, with respect to any such claim for which SELLER or HOLDING COMPANY may be required to indemnify PURCHASER pursuant to Section 9.2 hereof, the provisions of Section
9.4 hereof shall be followed.

         7.4 PAYMENT OF CHECKS, DRAFTS AND ORDERS. PURCHASER shall pay all properly drawn checks, drafts and withdrawal orders presented to it by mail, over its counters or through clearing by depositors of SELLER, whether drawn on the check or draft forms provided by SELLER, or by PURCHASER, to the extent that the Deposit balances to the credit of respective makers or drawers assumed by PURCHASER pursuant to SECTION 2.1 of this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors of SELLER relating to the Assumed Deposits.

         7.5 DEPOSIT CONTRACTS. Subject to applicable provisions of law, PURCHASER shall pay interest on all Assumed Deposits in accordance with the terms of each written agreement relating to each such Deposit and honor all the terms and conditions of these agreements; provided, however, PURCHASER shall have the right to amend the agreements subject to the provisions of the respective agreements and applicable law.

                                       28

         7.6 NOTICE TO DEPOSITORS. PURCHASER shall give notice to depositors of SELLER as promptly as practicable after the Closing Date of PURCHASER's assumption of the Assumed Deposit balances of SELLER by mailing to each such depositor a notice of PURCHASER's assumption and by advertising the assumption in a newspaper of general circulation in the counties in which SELLER's main office and branches were located. SELLER shall cooperate in providing any of these notices.

         7.7 CONFIDENTIALITY. PURCHASER shall hold in strict confidence and shall not disclose to third parties any confidential information obtained from SELLER or HOLDING COMPANY in connection with this Agreement or the Transaction contemplated thereby except, (i) such disclosure to accountants, attorneys, agents, and other representatives as appropriate to consummate the transactions contemplated hereunder, (ii) as may be required by law or (iii) to the extent such information is or shall otherwise become publicly available other than through the actions of PURCHASER. PURCHASER shall return all such confidential data and information to SELLER and HOLDING COMPANY in the event the Transaction is not consummated. The receipt of confidential information from SELLER and HOLDING COMPANY shall not prevent or restrict PURCHASER or any of its Affiliates from doing business in any manner in the future.

         7.8 INFORMATIONAL TAX REPORTING. SELLER shall perform all obligations (including obligations with respect to forms 940, 941, 1098, 1099, W-2 and back-up withholding) of SELLER with respect to Federal and State income tax reporting related to all periods prior to the Closing Date.

         7.9 DATA PROCESSING, CONTRACTS AND CONVERSION. SELLER shall not agree to amend any data processing agreement or agree to any termination fee related to a data processing agreement without the prior written approval of PURCHASER. In connection with the data processing conversion, SELLER and PURCHASER shall each pay their own costs and expenses, if any, associated with the data processing conversion and shall bear equally the duties and responsibilities relating to such conversion. SELLER shall provide any computer programming, source code or changes in existing file layouts related to any of the Assets or Liabilities that PURCHASER may reasonably request.

         7.10 ALLOCATION OF CONSIDERATION. PURCHASER and SELLER shall consistently allocate the consideration payable hereunder among the Assets, tangible and intangible, on their respective IRS Form 8594 in accordance with the allocation determined to be appropriate by PURCHASER in accordance with the recommendation of PURCHASER's outside accountants after their consultation with the outside accountants of SELLER.

         7.11 ACCESS TO RECORDS. After the Closing, PURCHASER shall permit SELLER and HOLDING COMPANY and their accountants or advisors to have access to SELLER's Records in PURCHASER's possession at such times as may be reasonably requested in writing by SELLER or HOLDING COMPANY for the purpose of preparing and filing federal, state and local tax returns required to be filed by SELLER or HOLDING COMPANY with respect to taxable periods ending on or before the Closing and for the purpose of reviewing or auditing such tax returns and with respect to any pending or threatened litigation. PURCHASER further agrees to retain all such Records of SELLER or HOLDING COMPANY which are reasonably necessary for the preparation,

                                       29

review, audit and filing of any such return for any taxes for five years from the date of Closing; provided, however, that if SELLER or HOLDING COMPANY give PURCHASER written notice of any proceeding related to such tax information, then PURCHASER shall not dispose of and shall retain such tax information for a period of one year after its receipt of written notice from SELLER or HOLDING COMPANY of the final determination of such proceeding.

         7.12 ADMINISTRATIVE OFFICES. After Closing, PURCHASER shall be permitted to occupy the administrative offices of SELLER located at 4316 N. 10th St., McAllen, Texas, as the same are more particularly described pursuant to the terms and provisions of that certain Shopping Center Lease Agreement, executed by and between McAllen Properties, Inc., as Landlord, and SELLER, as Tenant, dated November 12, 1993 (the "Lease") provided that PURCHASER pays the monthly Minimum Guaranteed Rental (as defined in the Lease) and the actual cost of the utilities during such period for the greater of ninety (90) days or the period of time during which PURCHASER actually occupies said premises. SELLER and PURCHASER expressly acknowledge and agree that the rent and utilities will be prorated for any partial months which Purchaser occupies said premises and that PURCHASER shall have no other obligation to make any other payments arising under the terms of the Lease other than those hereinabove described. In addition, SELLER shall use its best efforts to obtain prior to Closing the written consent of the Landlord under the Lease to Purchaser's occupancy of said premises for such period of time following Closing.

         7.13 ALTERNATECH, INC. CONSULTANT SERVICES CONTRACT. If PURCHASER does not assume the Alternatech, Inc. Consultant Services Contract at Closing, then the contract shall be terminated by SELLER as soon as possible and PURCHASER and SELLER shall each pay one-half of the costs associated with the contract from the Closing until the termination of same; provided, however, that (i) none of the costs arising under the contract for services rendered to SELLER prior to Closing shall be paid by PURCHASER and (ii) if the contract is not assumed by PURCHASER, under no circumstances shall PURCHASER be required to pay more than $7,500.00 in connection with the Alternatech, Inc. Consultant Services Contract.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated prior to Closing:

                  A.       By mutual written consent of SELLER and PURCHASER;

                  B. By PURCHASER or SELLER upon written notice thereof to the other at or upon either:

                             (i) receipt by PURCHASER or SELLER of
                  official notice of disapproval or rejection of any regulatory application filed in connection with the transactions contemplated by this Agreement; or

                             (ii) receipt by PURCHASER or SELLER of approval
                  of any regulatory application filed in connection with this

                                       30

                  Agreement, which approval is subject to a condition which is not reasonably acceptable to the affected party; or

                  C. By written notice to SELLER from PURCHASER, if PURCHASER determines that there has occurred a material adverse change in the condition, financial or otherwise, of SELLER or the Assets.

                  D. By written notice to SELLER from PURCHASER, if PURCHASER and SELLER fail to concur regarding which party will pay severance or termination fees arising from contracts, agreements or leases of SELLER in connection with the consummation of the Transaction;

                  E. By either SELLER or PURCHASER by written notice thereof to the other if the Closing shall not have occurred by the later of (i) July 31, 1996 or such other date as mutually agreed upon by SELLER and PURCHASER; or (ii) the date on which the last necessary regulatory approval has been received, including any applicable waiting period required in connection with such regulatory approval, but in no event later than October 31, 1996, unless such delay shall be due in material part to the failure of the party seeking termination of this Agreement to perform or otherwise observe its obligations and conditions set forth herein to be performed or observed by such party at or before the Closing Date;

                  F. By written notice to SELLER from PURCHASER, if the Deposits in the aggregate on the Closing Date have decreased by Fifteen Percent (15%) or more of the amount of Deposits of SELLER on December 31, 1995, which amount is $138,778,032.40;

                  G. By written notice to SELLER from PURCHASER, if there are Objections related to the Real Estate, as defined in Section 5.3 hereof, which SELLER has not cured within ten days after SELLER's receipt of notice of the Objection pursuant to Section 5.4 hereof;


                  H. By written notice to SELLER from PURCHASER, if any of the conditions to the obligations of PURCHASER set forth in Section
         6.2 hereof are not met at or prior to Closing, except for the conditions set forth in subparagraphs A(iii) through (v) thereof and subparagraph B(iii) thereof, or;

                  I. By written notice to PURCHASER from SELLER if any of the conditions to the obligations of SELLER set forth in Section 6.1 hereof are not met at or prior to Closing.

         Upon termination for any reason, this Agreement shall be void and of no further effect and there shall be no other liability by reason of this Agreement or the termination thereof on the part of PURCHASER, SELLER or HOLDING COMPANY, or the directors, officers, employees, agents, or shareholders of any of them.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION


                                       31

         9.1 SURVIVAL. Except as otherwise expressly provided herein, the covenants, agreements, representations and warranties of the parties hereto made, contained in or to be performed pursuant to this Agreement shall survive Closing until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, any covenant, agreement, representation, warranty or claim in respect of which indemnity may be sought under SECTIONS 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the claim, inaccuracy or breach giving rise to such right to indemnify shall have been given to the party against whom such indemnity may be sought prior to such time. After Closing, the sole and exclusive remedy of PURCHASER and SELLER for any breach of any covenant or agreement or inaccuracy of any such representation or warranty by SELLER or PURCHASER shall be the indemnities contained in SECTIONS 9.2 and 9.3, respectively. The indemnities contained in SECTIONS 9.2(III) and 9.3(II) shall survive Closing until the first anniversary date thereof. Notwithstanding anything to the contrary contained herein, the indemnities contained in SECTIONS 9.2(I) and (II) and 9.3(I) shall not terminate but shall survive Closing without any limitation as to duration.

         9.2 SELLER'S INDEMNITY. (a) Subject to the provisions of Sections 9.1, 9.2(b) and 9.4 hereof, SELLER and HOLDING COMPANY, jointly and severally, each hereby indemnifies PURCHASER against and agrees to hold it harmless from any and all damage, loss, settlement, obligation, deficiency, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against PURCHASER) demanded, claimed or threatened in writing against PURCHASER or incurred or suffered by PURCHASER arising out of (i) ownership or operation of the SELLER or its business and properties prior to Closing; (ii) all liabilities of SELLER not expressly assumed hereunder by PURCHASER, whether before or after the Closing, and (iii) any misrepresentation or breach of any representation, warranty, covenant or agreement made, contained in or to be performed by SELLER or HOLDING COMPANY pursuant to this Agreement (all such claims, damages, losses, settlements, obligations, deficiencies, liabilities and expenses under clauses (i) - (iii) being hereinafter collectively referred to as "SELLER Indemnifiable Claims"). Any direct claim by PURCHASER against SELLER, as distinguished from a claim against PURCHASER by a third party, shall be settled by arbitration pursuant to ARTICLE X. SELLER or HOLDING COMPANY shall not be liable under this SECTION 9.2 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. PURCHASER agrees to give prompt notice to SELLER of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of that indemnity may be sought hereunder. SELLER may, and at the request of PURCHASER shall (unless SELLER disclaims any liability or obligation under this Section 9.2 with respect to such suit, action or proceeding), participate in and control the defense of any such suit, action or proceeding at its own expense.

         (b) Notwithstanding anything herein to the contrary, no indemnification shall be payable with respect to SELLER Indemnifiable Claims except to the extent that the cumulative amount of all SELLER Indemnifiable Claims shall exceed $25,000, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof.

                                       32

         9.3 PURCHASER'S INDEMNITY. (a) Subject to the provisions of Sections 9.1, 9.3(b) and 9.4 hereof, PURCHASER hereby indemnifies SELLER against and agrees to hold it harmless from any and all damage, loss, settlement, obligation, deficiency, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against SELLER) demanded, claimed or threatened in writing against SELLER or incurred or suffered by SELLER arising out of (i) ownership of the Assets acquired or Liabilities assumed in the Transaction after Closing (except as to such damage, liability, loss or expense resulting from actions taken by PURCHASER at the written direction of SELLER); and (ii) any misrepresentation or breach of any representation, warranty, covenant or agreement made, contained in or to be performed by PURCHASER pursuant to this Agreement (all such claims, damages, losses, settlements, obligations, deficiencies, liabilities and expenses under clauses (i) and (ii) being hereinafter collectively referred to as "PURCHASER Indemnifiable Claims"). Any direct claim by SELLER against PURCHASER, as distinguished from a claim against SELLER by a third party, shall be settled by arbitration pursuant to ARTICLE X. PURCHASER shall not be liable under this
SECTION 9.3 for any settlement effected by SELLER without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. SELLER agrees to give prompt notice to PURCHASER of the assertion of any claim, or the commencement of any suit, action or proceeding in respect to which indemnity may be sought hereunder. PURCHASER may, and at the request of SELLER shall (unless PURCHASER disclaims any liability or obligation under this Section 9.3) with respect to such suit, action or proceeding), participate in and control the defense of any such suit, action or proceeding at its own expense.

         (b) Notwithstanding anything herein to the contrary, no indemnification shall be payable with respect to PURCHASER Indemnifiable Claims except to the extent the cumulative amount of all PURCHASER Indemnifiable Claims shall exceed $25,000, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof.

         9.4 NOTICE AND DEFENSE OF CLAIMS. The obligations and liabilities of each indemnified party hereunder with respect to claims resulting from the assertion of liability by any indemnified party or third parties shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party for which the indemnified party believes it is entitled to indemnification pursuant to Sections 9.2 or 9.3 of this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after such documents are received by the indemnified party. Such notice shall be given in accordance with Section 11.8 hereof.

                  (b) The indemnified party shall give prompt notice in the event any claim, action, suit or proceeding is made or brought by any third party against any indemnified party, with respect to which an indemnifying party may have liability under Section 9.2 or 9.3 of this

                                       33

Agreement. The indemnifying party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, jointly and with any other indemnifying party, to assume the defense, with independent counsel reasonably satisfactory to the indemnified party, provided that in assuming the defense of any such third party claim, action, suit or proceeding, the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall thereafter be liable for any Indemnifiable Claims with respect to such claim, action, suit or proceeding.

                  (c) If the indemnifying party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the indemnified party fully; the indemnifying parties and their counsel will keep the indemnified party fully advised as to their conduct of such defense or settlement, and no compromise or settlement (other than any compromise or settlement solely requiring the payment of money by the indemnifying party for full and final resolution thereof) shall be agreed or made without the indemnified party's written consent. In any case, the indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of the indemnified party, when and as incurred, unless (a) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party; (b) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action; (c) the indemnifying party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified party to assume the defense of such action and shall have been so notified by the indemnified party; (d) the indemnified party shall have reasonably concluded and specifically notified the indemnifying party either that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such claim, action, suit, or proceeding involves or could have a material adverse effect upon it beyond the financial resources of the indemnifying party or the scope of this Agreement; or
(e) the indemnifying party fails to conduct such defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully. If clause
(b), (c) (d) or (e) of the preceding sentence shall be applicable, then counsel for the indemnified party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified party and the reasonable fees and disbursements of such counsel shall constitute Indemnifiable Claims hereunder.

                  (d) If the indemnifying parties do not elect to assume the defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully, the indemnified party may engage independent counsel selected by the indemnified party to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the indemnified party may determine. The fees and disbursements of such counsel shall constitute Indemnifiable Claims hereunder.

                  (e) The indemnified party shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

                                       34

                                    ARTICLE X

                                   ARBITRATION

         The parties shall submit to binding arbitration by a board of three arbitrators any disputed question or controversy arising under this Agreement or arising out of or relating to the transactions contemplated by the Agreement. Any such arbitration shall be conducted at Dallas, Dallas County, Texas. Either party may initiate the arbitration, by notice in writing to the other party, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in or closest to Dallas, Texas within 180 days after dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party's right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. Legal action regarding this Agreement and any liabilities hereunder shall either be brought by arbitration, as described herein, or by judicial proceedings- but shall not be pursued in different or alternative forums. The issue of waiver pursuant to this paragraph is an arbitrable issue.

         The board of three arbitrators shall be appointed promptly upon written application of the initiating party, and shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All of the arbitrators shall be members of the American Arbitration Association, and, if commercially reasonable, at least two of the arbitrators shall be experienced in the banking industry. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The board of arbitrators appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by action of a majority vote of the arbitrators or by mutual written agreement of the parties to this Agreement.

         In the arbitration proceeding subject to these provisions-the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators sole discretion) pre-hearing motions which are substantially similar to prehearing motions to dismiss and motions for summary adjudication.

         The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction.

         All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

         The provisions of this Article X shall survive any termination, amendment, or expiration of the Agreement in which this section is contained, unless all the Parties otherwise expressly agree in writing.

                                       35

         The parties acknowledge that this Agreement evidences a transaction involving interstate commerce in that the funds which may be advanced or committed under this Agreement are derived from interstate financial markets. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

         The arbitrators, or a majority of them, shall award attorney's fees and costs to the prevailing party pursuant to the terms of this Agreement.

         Venue of any arbitration proceeding hereunder will be in Dallas County, Texas.

         Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the parties to such arbitration.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties with respect to the subject matter and supersedes all prior understandings or agreements, oral or written, between the parties hereto.

         11.2 HEADINGS. The Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         11.3 DISCLOSURE IN SCHEDULES. Disclosure in any particular schedule required by this Agreement may be made by reference to another schedule, provided that such reference shall specify such other schedule (unless the number and title of the referenced schedule is provided in the disclosure, then the disclosure will not be considered made by cross reference).

         11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

         11.5 GOVERNING LAW. THIS AGREEMENT AND ALL MATTERS IN CONNECTION HEREWITH SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT INSOFAR AS FEDERAL LAW SHALL BE APPLICABLE TO THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.6 SUCCESSORS. All terms and conditions of this Agreement shall be binding on the successors and assigns of the parties.

                                       36


         11.7 MODIFICATION; ASSIGNMENT. No amendment or other modification, rescission, release, annulment or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.

         11.8 NOTICE. Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid, courier service, telex or facsimile transmission at its address set forth below or at such other address as it shall hereafter furnish in writing to the others.

         If to SELLER:                      Mr. Richard J. Dalton
                                            River Valley Bank, F.S.B.
                                            4316 N. 10th St.
                                            McAllen, Texas 78504

         With a copy to:                    Mr. Mark Kipnis
                                            Holleb & Coff
                                            55 East Monroe Street, Suite 4100
                                            Chicago, IL 60603

         If to PURCHASER:                   Mr. Dennis E. Nixon, President
                                            International Bank of Commerce
                                            1200 San Bernardo
                                            Laredo, TX 78040

         With a copy to:                    Ms. Cary Plotkin Kavy
                                            Cox & Smith Incorporated
                                            112 E. Pecan, Suite 1800
                                            San Antonio, TX 78205

         If to HOLDING COMPANY:Mr. Steven Bangert, President
                                            Western Capital Holdings, Inc.
                     c/o Colorado Business Bankshares, Inc.
                                            821 17th Street
                                            Denver, CO 80202

         With a copy to:                    Mr. Mark Kipnis
                                            Holleb & Coff
                                            55 East Monroe Street, Suite 4100
                                            Chicago, Illinois  60603

         All such notices and other communications shall be deemed given on the date received by the addressee.

         11.9 COSTS, FEES AND EXPENSES. Except as otherwise set forth herein, each party hereto agrees to pay all costs, fees and expenses that it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation, any fees and disbursements to its accountants and counsel. The parties specifically agree that if SELLER sells a substantial portion of its non-consumer loan portfolio before the Closing, SELLER shall retain Sandler O'Neill as its non-exclusive marketing agent in connection with said sale, and the parties acknowledge that Sandler O'Neill has agreed that upon such occurrence it will forgive any and all amounts paid or owed by PURCHASER to Sandler O'Neill in connection with the review of the market value and

                                       37

saleability of the loans of SELLER which Sandler O'Neill performed and Sandler O'Neill shall reimburse any amounts paid by PURCHASER from the marketing fees and/or commissions paid to Sandler O'Neill in connection with the sale of loans of SELLER.

         11.10 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.



                                       38

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written and SELLER and PURCHASER have each caused this Agreement to be executed by a majority of their Board of Directors as of the date first above written.

ATTEST:                                     INTERNATIONAL BANK OF COMMERCE


/S/ ARNOLDO CISNEROS                        By:      /S/ DENNIS E. NIXON
Arnoldo Cisneros, Cashier                         Dennis E. Nixon, President


ATTEST:                                     RIVER VALLEY BANK, F.S.B.


/S/ MARK KIPNIS                             By:      /S/ RICHARD J. DALTON
Mark Kipnis, Secretary                             Richard J. Dalton, President


ATTEST:                                     WESTERN CAPITAL HOLDINGS, INC.


/S/ MARK KIPNIS                             By:      /S/ STEVEN BANGERT
Mark Kipnis, Secretary                               Steven Bangert, President


                                                   1

                                            BOARD OF DIRECTORS OF
                                            INTERNATIONAL BANK OF COMMERCE


                                            /S/ LESTER AVIGAEL
                                            Lester Avigael


                                            /S/ R. DAVID GUERRA
                                            R. David Guerra


                                            /S/ RICHARD E. HAYNES
                                            Richard E. Haynes


                                            /S/ ROY JENNINGS, JR.
                                            Roy Jennings, Jr.


                                            /S/ DENNIS E. NIXON
                                            Dennis E. Nixon


                                            /S/ LEONARDO SALINAS
                                            Leonardo Salinas


                                            /S/ ANTONIO R. SANCHEZ, JR.
                                            Antonio R. Sanchez, Jr.


                                            /S/ ALBERTO SANTOS
                                            Alberto Santos


                                        2

                                            BOARD OF DIRECTORS OF
                                            RIVER VALLEY BANK, F.S.B.


                                            /S/ JAMES BATSELL
                                            James Batsell


                                            /S/ CONRADO DE LA GARZA
                                            Conrado de la Garza


                                            /S/ LARRY PRESSLER
                                            Larry Pressler


                                            /S/ RICHARD J. DALTON
                                            Richard J. Dalton


                                            /S/ HOWARD ROSS
                                            Howard Ross


                                            /S/ HOMER HOLLAND
                                            Homer Holland


                                            /S/ RON PIKUS
                                            Ron Pikus


                                            /S/ STEVEN BANGERT
                                            Steven Bangert


                                            /S/ JOHN ROSE
                                            John Rose


                                            /S/ MARK KIPNIS
                                            Mark Kipnis




                                        3